News Release
ITC Issues Notice of Final Determination Finding No Violation in Amkor MLF
Patent Case against Carsem
CHANDLER, Ariz., July 21, 2010 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that the International Trade Commission (the “Commission”) has issued a Notice of Commission Final Determination (the “Notice”) dated July 20, 2010, in which the Commission determined that there is no violation of Section 337 of the Tariff Act in Amkor’s patent infringement case against Carsem.
“We are disappointed by this determination and the lengthy delays in litigating this matter,” said Ken Joyce, Amkor’s president and chief executive officer. “We remain confident that Amkor’s technology and patent rights for our MLF packaging solutions, which extend well beyond the three patents at issue in this case, ultimately will be validated. Thus, we plan to appeal this ruling to the U.S. Court of Appeals for the Federal Circuit. Amkor has a substantial portfolio of valuable IP assets, and we will continue to enforce and protect our investment in our patents and proprietary technology.”
On November 9, 2005, the Administrative Law Judge (the “ALJ”) issued a ruling that Carsem’s Dual and Quad Flat No-Lead Packages infringe certain claims of one of Amkor’s patents relating to MicroLeadFrame® (MLF) technology, that all of Amkor’s asserted claims for that patent are valid, and that Carsem violated Section 337 of the Tariff Act. On February 18, 2010, the Commission found that a certain invention constituted prior art to Amkor’s asserted patents, and remanded the investigation to the ALJ for further findings. On March 22, 2010, the ALJ found that the infringed claims of the Amkor patent are invalid in light of the Commission’s finding. Accordingly, the ALJ found no violation of Section 337.
In the Notice issued by the Commission on July 20, 2010, the Commission determined not to review the ALJ’s findings in either of the prior rulings and terminated the investigation. The Notice indicates the Commission will issue an opinion supporting its determination in the future.
About Amkor

Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the ultimate outcome of this dispute. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the our Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contacts
Amkor Technology, Inc., Chandler
Greg Johnson
Sr. Director, Corporate Communications
480-821-5000, ext. 5499
greg.johnson@amkor.com